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                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                      FORM N-8A

             NOTIFICATION OF REGISTRATION FILED PURSUANT OT SECTION 8(a)
                        OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:          PPM America Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):
          225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606

Telephone Number (including area code): (312) 634-2500

Name and address of agent for service of process: Mark B. Mandich, PPM America, Inc., 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606 with copies to Janet D. Olsen, Bell, Boyd & Lloyd, Three First National Plaza, Suite 3300, Chicago, Illinois 60602

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
          /x/ Yes   / / No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Chicago, Illinois on September 11, 1998.

                                                  PPM America Funds


                                                     By: /s/ Mark D. Nerud
                                                        ------------------------
                                                         Mark D. Nerud
                                                         Sole Trustee


Attest: /s/ Mark B. Mandich
       ---------------------------
        Mark B. Mandich
        Executive Vice President, PPM
         America, Inc.